COMPANY CONTACT:
Checkpoint Systems, Inc.
Craig Burns
Executive Vice President,
Chief Financial Officer and Treasurer
(856) 848-1800
INVESTOR RELATIONS CONTACTS:
Christine Mohrmann, Bob Joyce
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

CHECKPOINT SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS

Thorofare, New Jersey, August 2, 2007 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended July 1, 2007.

Revenue for the second quarter of 2007 was $195.7 million, an increase of 19.4%, compared to revenue of $163.9 million in the second quarter of 2006. Excluding revenue from the ADS acquisition, revenue increased 15.6%. Foreign currency had a positive impact of 4.6% on revenues. Earnings from continuing operations for the second quarter were $14.6 million, or $0.36 per diluted share, compared to earnings from continuing operations of $4.7 million or $0.11 per diluted share in the second quarter of 2006.

Included in earnings from continuing operations for the second quarter of 2007 is a charge of $0.2 million associated with restructuring initiatives. Included in earnings from continuing operations for the second quarter of 2006 is a charge of $0.4 million associated with restructuring initiatives and a charge of $1.5 million related to the settlement of legal proceedings.

Net income for the second quarter of 2007 was $15.1 million, or $0.37 per diluted share, compared to net earnings of $4.6 million or $0.11 per diluted share in the second quarter of 2006.

“We continued to make good progress in the second quarter,” said George Off, Chairman and Chief Executive Officer of Checkpoint. “Our financial performance was driven by strong demand across all of our business segments and geographies. Significant contributors to our revenue performance on a constant dollar basis included 39% growth in our global CheckNet® service bureau business, 37% growth in our U.S. CCTV business, and 9% growth in our European EAS business. The performance in our CheckNet® business was driven by both organic growth and the acquisition of ADS Worldwide in the fourth quarter of 2006. Our expanded revenue base and efforts to manage costs contributed to the growth in our operating margins to 9.5% in the second quarter of 2007 compared to 3.3% in the second quarter of 2006.”

Mr. Off continued, “During the quarter we continued to make necessary investments in our business to develop additional avenues for sales to new and existing customers, which include some of the most important retailers across the globe. In the second quarter we introduced innovative new products including the ORT Solutions Suite, which is designed to help retailers mitigate the impact of Organized Retail Theft, and a line of Enhanced Performing RF EAS labels that deliver customers a substantial improvement in both flexibility and performance over current technology while also reducing label size.”

Financial highlights for the second quarter of 2007:

•
Revenue for the second quarter of 2007 was $195.7 million, compared to revenue of $163.9 million in the second quarter of the prior year. Foreign exchange had a positive impact on revenue of $7.5 million, or 4.6%, in the second quarter 2007, as compared to the second quarter 2006.

•	Gross profit was $83.0 million, or 42.4% of revenue, compared to $69.6 million, or 42.5% of revenue, in the second quarter of 2006.

•
Selling, general, and administrative expenses (SG&A) for the current year period were $59.9 million, compared with $56.4 million a year ago. As a percentage of revenue, SG&A expenses decreased to 30.6% in the second quarter of 2007, versus 34.4% in the second quarter of 2006.

•	Research and development expenses for the second quarter of 2007 totaled $4.1 million, or 2.1% of revenue, compared with $5.0 million, or 3.1% of revenue, in the second quarter of 2006.

•	Other gain (loss) for the second quarter of 2007 was a gain of $0.1 million primarily due to foreign exchange gains.

•
Operating income was $18.7 million in the second quarter of 2007, compared to $5.4 million in 2006. Non-GAAP operating income excluding restructuring expense in the second quarter of 2007 was $19.0 million, or 9.7% of revenue. Non-GAAP operating income excluding restructuring expense and litigation settlement costs was $8.3 million, or 5.1% of revenue, in the second quarter of 2006. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	The tax rate on continuing operations was 26.1%.

•	Earnings from continuing operations for the second quarter of 2007 was $14.6 million, or $0.36 per diluted share, compared to $4.7 million, or $0.11 per diluted share, for the second quarter of 2006.

•
Net earnings for the second quarter of 2007 was $15.1 million, or $0.37 per diluted share, compared to net earnings of $4.6 million, or $0.11 per diluted share, for the second quarter of 2006. Net earnings for the second quarter of 2007 included $0.5 million of income, or $0.01 per diluted share, from discontinued operations due to post closing adjustments from the 2006 sale of the barcode systems business.

•
Non-GAAP earnings from continuing operations excluding restructuring expense for the second quarter of 2007 were $14.8 million, or $0.36 per diluted share. Non-GAAP earnings from continuing operations excluding restructuring expense and litigation settlement costs for the second quarter of 2006 were $6.5 million, or $0.16 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Cash flow from operations was $14.0 million in the second quarter of 2007 compared to $4.3 million in the second quarter of 2006.

•	At July 1, 2007 cash and cash equivalents were $161.3 million, working capital was $302.3 million and long-term debt was $16.3 million. Capital expenditures in the quarter were $3.5 million.

Financial highlights for the six months ended July 1, 2007:

•
Reported revenue of $366.9 million, compared to $303.9 million in the same period of 2006. Foreign exchange had a positive impact on revenue of approximately $14.9 million, or 4.9% for the first six months of 2007, compared to 2006.

•	Gross profit for the first six months of 2007 was $153.3 million, or 41.8% of revenue, compared to $126.0 million or 41.5% of revenue for the first six months of 2006.

•
Operating income was $24.8 million for the first six months of 2007, compared to $4.3 million for the same period of 2006. Non-GAAP operating income excluding restructuring expense in the first six months of 2007 was $25.5 million, or 6.9% of revenue. Non-GAAP operating income excluding restructuring expense and the litigation settlement in the first six months of 2006 was $7.4 million, or 2.4% of revenue. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•
Earnings from continuing operations for the first six months of 2007 was $19.5 million, or $0.48 per diluted share, compared to $4.7 million, or $0.11 per diluted share for the first six months of 2006.

•
Net earnings for the first six months of 2007 was $20.1 million, or $0.50 per diluted share, compared to net earnings of $6.2 million, or $0.15 per diluted share, for the first six months of 2006. Net earnings for the first six months of 2007 included $0.5 million of income, or $0.02 per diluted share, from discontinued operations due to the 2006 sale of the barcode systems business. Net earnings for the first six months of 2006 included $1.5 million of income, or $0.04 per diluted share, from discontinued operations primarily due to the gain on the sale of the barcode systems business.

•
Non-GAAP earnings from continuing operations excluding restructuring costs for the first six months of 2007 was $20.0 million, or $0.50 per diluted share. Non-GAAP earning from continuing operations excluding restructuring costs and litigation settlement costs for the first six months of 2006 was $6.7 million, or $0.17 per diluted share. (See accompanying “Reconciliation of GAAP to Non-GAAP Measures”.)

•	Cash flow from operations was $24.1 million in the first six months of 2007 compared to $26.3 million of cash flow used in operations in the first six months 2006.

Mr. Off concluded, “We believe that we have the right strategy in place to achieve long term growth and improved operating margins. We are seeing solid demand for our products, and the investments we are making in our business should position us for growth for the remainder of 2007 and beyond. We are pleased with our continued strong financial and operational performance in the first half, but are cautious about the potential for a softer retail marketplace in the second half of the year.”

Based on current market conditions, Checkpoint Systems provided updated guidance for its 2007 full year financial results:

•	Revenues, at current exchange rates, up 11% to 13% versus 2006

•	Non-GAAP diluted earnings per share from continuing operations of between $1.30 and $1.40, excluding any restructuring charges

•	An annualized tax rate of approximately 25%

•	Free cash flow (cash flow from operations less capital expenditures) of between $50 million and $60 million

This guidance does not include the impact of unusual charges, such as restructuring charges, that the Company may incur during the year, and assumes a continuation of current exchange rates.

Checkpoint Systems will host a conference call today, August 2, 2007, at 10:00 A.M. Eastern Time, to discuss its second quarter 2007 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company’s homepage, www.checkpointsystems.com, by clicking on the “Conference Calls” link or entering the “Investors” section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company’s homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 31 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

(Tables Follow)

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(Thousands except per share amounts)
(unaudited)

Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended

	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006

Net revenues	$195,702	$163,863	$366,904	$303,856
Cost of revenues	112,707	94,217	213,630	177,852
Gross profit	82,995	69,646	153,274	126,004

Selling, general, and administrative expenses	59,947	56,351	119,748	109,222
Research and development	4,060	5,000	8,048	9,368
Restructuring expense	329	609	654	856
Litigation settlement	-	2,251	-	2,251
Operating income	18,659	5,435	24,824	4,307

Interest income	1,210	1,149	2,392	2,274
Interest expense	270	555	601	969
Other gain/(loss), net	131	44	(393)	416
Earnings from continuing operations before income taxes and minority interest	19,730	6,073	26,222	6,028

Income taxes	5,158	1,417	6,745	1,393
Minority interest	(2)	(18)	(63)	(69)
Earnings from continuing operations	14,574	4,674	19,540	4,704

Earnings (loss) from discontinued operations, net of tax	523	(55)	523	1,518
Net earnings	$15,097	$4,619	$20,063	$6,222

Basic Earning per Share:
Earnings from continuing operations	$0.37	$0.12	$0.49	$0.12
Earnings from discontinued operations, net of tax	$0.01	-	$0.02	$0.04
Basic earnings per share	$0.38	$0.12	$0.51	$0.16

Diluted Earnings per Share:
Earnings from continuing operations	$0.36	$0.11	$0.48	$0.11
Earnings from discontinued operations, net of tax	$0.01	-	$0.02	$0.04
Diluted earnings per share	$0.37	$0.11	$0.50	$0.15

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(Thousands)

	July 1, 2007 (unaudited)	December 31, 2006
Cash and Cash Equivalents	$161,342	$143,394
Working Capital	$302,307	$254,024
Current Assets	$472,139	$447,597
Total Debt	$ 16,294	$ 16,534
Shareholders’ Equity	$508,704	$473,581
Total Assets	$813,958	$781,191

Reconciliation of Non-GAAP Financial Measures

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP. The Company uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Thousands)
(unaudited)

	Quarter Ended		Six Months Ended
	(13 Weeks)		(26 Weeks)

	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006

Reconciliation of GAAP to Non-GAAP Operating Income:

Net revenues	$195,702	$163,863	$366,904	$303,856

GAAP operating income	$18,659	$5,435	$24,824	$4,307

Non-GAAP adjustments:

Restructuring expense	329	609	654	856

Loss from settlement of lawsuit with ID Security Systems Canada Inc.		,251		2,251

Adjusted Non-GAAP operating income	$18,988	$8,295	$25,478	$7,414

GAAP operating margin	9.5%	3.3%	6.8%	1.4%
Adjusted Non-GAAP operating margin	9.7%	5.1%	6.9%	2.4%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(Thousands except per share amounts)
(unaudited)

	Quarter Ended		Six Months Ended
	(13 Weeks)		(26 Weeks)

	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006

Reconciliation of GAAP to Non-GAAP Earnings from Continuing Operations:

Earnings from continuing operations, as reported	$14,574	$4,674	$19,540	$4,704

Non-GAAP adjustments:

Restructuring expense, net of tax	246	405	507	548

Loss from settlement of lawsuit with ID Security Systems Canada Inc., net of tax	-	1,463		,463

Adjusted earnings from continuing operations	$14,820	$6,542	$20,047	$6,715

Reported diluted shares	40,704	40,539	40,464	40,478

Adjusted diluted shares	40,704	40,539	40,464	40,478

Reported earnings per share from continuing operations - diluted	$0.36	$0.11	$0.48	$0.11

Adjusted earnings per share from continuing operations - diluted	$0.36	$0.16	$0.50	$0.17

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